Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-197723) and Form S-8 (No. 333-147028) of Validus Holdings, Ltd. of our report dated February 24, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor information described in Note 29 as to which the date is April 2, 2015, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Validus Holdings, Ltd. dated April 2, 2015.
/s/ PricewaterhouseCoopers Ltd.
PricewaterhouseCoopers Ltd.
Hamilton, Bermuda
April 2, 2015